Exhibit 99.1
For Immediate Release
SELECTICA ANNOUNCES ADDITION OF
BRENDA ZAWATSKI TO BOARD OF DIRECTORS
Industry veteran brings wealth of experience in driving business and marketing strategies for high-growth industries
SAN JOSE, Calif. — November 9, 2005 — Selectica, Inc. (Nasdaq: SLTC), a leading provider of sales execution and contract management solutions, today announced that Brenda Zawatski has joined the Company’s Board of Directors.
Ms. Zawatski is a technology industry veteran with more than 25 years of experience. She currently serves as the Vice President and General Manager of Information Lifecycle Management Solutions (ILMS) at Sun Microsystems, and formerly StorageTek, where she is responsible for strategic messaging, product requirements and campaigns for all ILMS products, solutions and acquisitions. Previously, Ms. Zawatski held senior management and marketing positions with VERITAS Software and IBM. Ms. Zawatski holds a bachelor’s of science degree in Accounting and Computer Science from Penn State University.
“We are very pleased to welcome Brenda to our Board of Directors, as she brings valuable experience in directing business and marketing strategy for technology companies,” said Vince Ostrosky, CEO of Selectica. “She has a strong understanding of the markets that Selectica is selling into and the needs and desires of the CIO’s we are targeting. Brenda also has direct experience in repositioning technologies in the marketplace, which will help drive our continuing evolution to an application-focused company.”
The Company also announced that Michael Lyons will leave the Board of Directors effective immediately to spend more time with a technology company he has just founded. “Leaving Selectica’s Board will give me a greater opportunity to grow my business, but this decision is difficult for me as I believe in the Company and I have enjoyed working with Selectica’s great team over the years,” said Lyons.
Vince Ostrosky noted Lyon’s long-running relationship with the company and said he would be missed. “I thank Mike Lyons for his years of distinguished service to our company. We have great respect for his long record of achievement,” said Ostrosky.
Following these changes, Selectica’s Board will have six members, with four being classified as independent.

Selectica, Inc.

About Selectica, Inc.
Founded in 1996, Selectica (Nasdaq: SLTC) provides high-performance enterprise software that enables customers to manage and sell complex offerings, and ensure compliance. The company’s solutions are used to simplify, integrate and accelerate product lifecycle management, order configuration, pricing and contract management.
Selectica customers represent global manufacturing and service leaders including: 7-Eleven, ABB, Alcoa, Applied Bio Systems, Bell Canada, Cisco, Dell, General Electric, Fireman’s Fund Insurance Company, Hitachi, International Paper, Juniper Networks, Rockwell Automation, Seton Hospital, Time Warner and Triad Hospitals. Selectica is headquartered in San Jose, CA. For more information, visit the company’s Web site www.selectica.com.
Contact:
At Financial Relations Board:
Tony Rossi
Investor Relations
310-854-8317
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